Exhibit 99.1

MANITEX INTERNATIONAL REPORTS FIRST QUARTER 2023 RESULTS

Bridgeview, IL, May 4, 2023 – Manitex International, Inc. (Nasdaq: MNTX) (“Manitex” or the “Company”), a leading international provider of truck cranes, specialized industrial equipment, and construction equipment rental solutions to infrastructure and construction markets, today reported financial results for the three months ended March 31, 2023.

FIRST QUARTER 2023 RESULTS

(all comparisons versus the prior year period unless otherwise noted)

•	Net revenue of $67.9 million, +12.3%

•	Gross profit of $14.4 million; gross margin of 21.2%, +440 basis points

•	GAAP Net Loss of ($0.0) million; Adjusted Net Income of $1.4 million, or $0.07 per diluted share

•	Adjusted EBITDA of $6.3 million, +131%, 9.3% of net revenue, +475 basis points

•	Backlog of $238.1 million, +15.8% driven by new products

•	Net leverage of 3.5X, down from 3.9X at December 31, 2022; total liquidity of $36.6 million

MANAGEMENT COMMENTARY

“Manitex delivered another consecutive quarter of profitable growth, a performance highlighted by continued strength in new orders and sustained margin expansion,” stated Michael Coffey, CEO of Manitex. “The favorable demand conditions evidenced throughout last year have continued into the first quarter, particularly in North America, resulting in 16% year-over-year total backlog growth, the highest backlog level in more than five years. Recently announced product introductions are resonating with our customers, further contributing to sales growth in the period.”

“Last quarter we introduced Elevating Excellence, our three-year strategic plan. Significant progress has been made since, as evidenced in our Q1 results,” continued Coffey. “Our Elevating Excellence value creation framework continues to drive measurable commercial expansion and operational improvements across the organization. Evidence of our progress is reflected in our first quarter Adjusted EBITDA margin, which increased 475 basis points on a year-over-year basis to 9.3%, overcoming the seasonal softness expected this time of year.”

“Product innovation remains a central pillar of our multi-year commercial growth strategy,” continued Coffey. “During the last twelve months, we’ve introduced several next-generation crane technologies, including the recently launched ECSY-Electric Crane System and our 85-ton TC850 Series truck-mounted cranes, both of which were on display at CONEXPO 2023, the largest construction trade show in North America. At the tradeshow, Manitex received record new orders, much of which is not yet reflected in our strong first quarter backlog reported today. We are on track to introduce more innovative solutions in 2023, rapidly expanding and updating our offering. We anticipate this focus on new product development will further support our strategic focus on organic sales growth as we introduce category-leading technologies within underserved, high-growth market verticals. I look forward to sharing these details with you later in the year.”

“Our ratio of net debt to trailing twelve-month Adjusted EBITDA declined to 3.5x at the end of the first quarter, as improved operating results moved us closer toward achieving our long-term target of at-or-below 3.0x,” stated Joseph Doolan, Chief Financial Officer of Manitex. We remain well-capitalized to support the growth of the business, with $36.6 million of total cash and availability under our credit facility.”

“We are in the early phases of a multi-year business transformation that seeks to drive value creation through a combination of commercial expansion, operational improvements and a disciplined approach to capital allocation,” continued Coffey. “At a commercial level, we will seek to increase our sales mix within higher-value product categories, with an emphasis on the North American market. Operationally, we are focused on driving economies of scale that lower our production costs and increase our production velocity. Finally, with respect to our capital allocation strategy, we will continue to prioritize debt reduction and select investments in high-return organic growth initiatives.”

“This year, our team will be stay focused on enhancing the foundational systems and processes required to support efficient growth,” continued Coffey. “In application, this means improving how we source, analyze and deploy data to drive informed business decisions. In April 2023, we successfully completed the final phase of an ERP upgrade that will support us as we enter our next phase of growth, following a similar upgrade that occurred at Rabern in December 2022. These changes are further positioning us to capitalize on strong demand within both new and existing markets, as evidenced by our strong first quarter results.”

“Today, we are reiterating our full-year 2023 adjusted EBITDA growth guidance first introduced last quarter,” continued Coffey. “Given our solid first quarter results, continued new order momentum, and sustained margin improvements, we remain on pace to deliver low double-digit adjusted EBITDA growth in 2023.”

FIRST QUARTER 2023 PERFORMANCE

The Company reported net revenue of $67.9 million in the first quarter 2023, an increase of 12.3% versus the prior-year period, driven mainly by contributions from the Rabern Rentals acquisition completed in April 2022. Revenue growth was negatively impacted by $1.2 million, or approximately 3.3%, due to lower truck chassis sales, which are largely pass-through revenue items. The Company expects lower chassis sales to be a headwind to reported sales growth and a benefit to reported gross margin in 2023.

Lifting Equipment Segment revenue was $61.1 million in the first quarter 2023, an increase of 1.1%, versus the prior-year period. As detailed previously, lower truck chassis sales impacted first quarter revenue by $1.2 million. Lifting Equipment revenue growth was driven by improving demand trends in domestic and international markets, coupled with improved throughput in manufacturing facilities.

Rental Equipment Segment revenue was $6.8 million in the first quarter 2023, supported by strong end-market demand in key North Texas markets, including the opening of the Company’s Lubbock, Texas location in March 2023. The Rabern business benefitted from the deployment of new rental fleet acquired in 2022 and market share gains in its Texas market.

Gross profit was $14.4 million in the first quarter, an increase from $10.1 million in the prior year period due to strong revenue growth, benefits from the Company’s operational improvement initiatives, and improved mix. As a result of these factors, gross profit margin increased 440 basis points to 21.2% during the first quarter 2023.

SG&A expense was $11.0 million for the first quarter, compared to $8.8 million for the comparable period last year. The increase was primarily related to SG&A expense of $1.4 million related to the Rabern acquisition, costs related to attending the Con Expo trade show, and increased stock compensation expense, partially offset by the higher transaction costs which were incurred in the first quarter 2022.

Operating income was $2.6 million for the first quarter, compared to operating income of $0.7 million for the same period last year. First quarter operating margin was 3.8%, up from 1.1% in the prior year period. The year-over-year improvement in operating income was driven by the strong gross margin performance and disciplined cost control, offset by nearly $1.0 million of sales and marketing expenses related to the CONEXPO 2023 trade show.

The Company delivered a GAAP Net Loss of $26,000 for the first quarter 2023, compared to net income of $0.2 million, or $0.01 per diluted share, for the same period last year. Adjusted net income was $1.4 million, or $0.07 per diluted share in the first quarter 2023, an increase compared to adjusted net income of $0.9 million, or $0.05 per diluted share, for the same period last year. Adjusted net income excludes $0.8 million of stock compensation expense and approximately $0.7 million of other non-recurring expenses in the first quarter of 2023.

Adjusted EBITDA was $6.3 million for the first quarter 2023, or 9.3% of sales, compared to $2.7 million, or 4.5% of sales, for the same period last year. See Non-GAAP reconciliations in the appendix of this release.

As of March 31, 2023, total backlog was $238.1 million, up 3.4% from the end of 2022 and up 15.8% from the end of the first quarter 2022, driven by continued favorable trends in key end markets and the contribution from new product introductions in North America.

BALANCE SHEET AND LIQUIDITY

As of March 31, 2023, total debt was $96.2 million, compared to $90.3 million at the end of fourth quarter 2022. Cash and cash equivalents as of March 31, 2023 were $10.1 million, resulting in net debt of $86.0 million, compared to $82.1 million at the end of fourth quarter 2022. Net debt at the end of the first quarter 2023 was up modestly from year-end due to rental equipment purchases to support growth for the Rabern business and seasonal working capital needs. Net leverage was 3.5x at the end of first quarter 2023, down from 3.9x at the end of fourth quarter 2022. As of March 31, 2023, Manitex had total cash and availability of $36.6 million.

STRATEGIC UPDATE—ELEVATING EXCELLENCE INITIATIVE

In early 2023, Manitex formally launched its multi-year business transformation strategy, Elevating Excellence, which aims to drive sustained commercial growth and improved operating performance, ultimately resulting in long-term value creation for shareholders. The three main tenets of the business strategy include generating commercial growth (organic market share expansion, product innovation, expanded aftermarket focus), enhancing operating performance (optimized manufacturing resources, enhanced sourcing and procurement, product mix optimization), and disciplined capital allocation.

Key progress achieved during the first quarter against the strategy are as follows:

•

Commercial Growth. Manitex continues to generate strong order momentum, which drove 16% backlog growth during the first quarter 2023. A key driver of the strong growth has been product innovation and new product introductions, including the recent successful launches of the Electric Crane System (ECSY) and TC850 Series 85-ton truck crane. These recently launched products along with a line-up of the Company’s innovative lifting solutions were on display at CONEXPO in March and helped drive record orders at the event, which saw Manitex sell every piece of equipment that was on-site at the show. Manitex’s focus on innovation will result in a number of new product introductions in 2023, which will be focused on the Company’s core lifting equipment product categories that can be marketed in both North America and Europe. Our Rental segment generated strong organic revenue growth during the first quarter owing to favorable end-market demand in key north Texas markets, pricing increases, and the Lubbock, TX branch opening in March. In the first year of ownership, Rabern has exceeded expectations and Manitex is focused on continuing to expand Rabern’s rental footprint.

•

Enhanced Operating Performance. First quarter Adjusted EBITDA margin benefited from continued improvements in manufacturing throughput and realized price increases, as the Company has made meaningful progress on its productivity improvement initiatives. Importantly, the recent ERP system launch has thus far been seamlessly integrated and is expected to result in additional efficiency benefits in the coming years. The Company continues to focus on additional opportunities to further optimize the resource base to drive higher throughput and is also pursuing several sourcing initiatives that could potentially result in incremental cost savings. While conditions have improved, the business continues to experience some supply chain challenges, particularly in the United States, owing to delays in rolled steel and fabricated products.

•

Disciplined Capital Allocation. Manitex’s initial capital allocation priorities will focus on debt reduction and organic growth investments in 2023. As of March 31, 2023, Manitex’s net leverage ratio was 3.5x, down from 3.9x at year-end. The Company continues to target a net leverage ratio of at-or-below 3.0x, consistent with its mandate to optimize balance sheet flexibility.

LONG-TERM FINANCIAL TARGETS

Manitex introduced long-term financial targets as part of its Elevating Excellence initiative. The full-year 2025 financial targets reflect the underlying strength of Company’s end markets and expected commercial and operational benefits from the Elevating Excellence initiatives. The Company’s financial targets are unchanged, as detailed in the following table.

($ in millions)

	Full-Year	Full Year 2025
	2022 Actual	Low-Case	Base-Case	High-Case
Total Revenue	$273.9	$325	$342	$360
Total Adjusted EBITDA	$21.3	$35	$40	$45
Total Adjusted EBITDA Margin	7.8%	10.8%	11.8%	12.8%

These targets are current as of the time provided and subject to change, given markets conditions.

FIRST QUARTER 2023 RESULTS CONFERENCE CALL

Manitex will host a conference call today at 9:00 AM ET to discuss the Company’s first quarter 2023 results and updated corporate strategy.

A webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of the Manitex website at https://www.manitexinternational.com/eventspresentations.aspx, and a replay of the webcast will be available at the same time shortly after the webcast is complete.

To participate in the live teleconference:

Domestic Live:	(888) 886-7786

International Live:	(416) 764-8658

To listen to a replay of the teleconference, which will be available through May 18, 2023:

Domestic Replay:	(844) 512-2921

International Replay:	(412) 317-6671

Passcode:	91835093

NON-GAAP FINANCIAL MEASURES AND OTHER ITEMS

In this press release, we refer to various non-GAAP (U.S. generally accepted accounting principles) financial measures which management uses to evaluate operating performance, to establish internal budgets and targets, and to compare the Company’s financial performance against such budgets and targets. These non-GAAP measures, as defined by the Company, may not be comparable to similarly titled measures being disclosed by other companies. While adjusted financial measures are not intended to replace any presentation included in our consolidated financial statements under generally accepted accounting principles (GAAP) and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity, we believe these measures are useful to investors in assessing our operating results, capital expenditure and working capital requirements and the ongoing performance of its underlying businesses. A reconciliation of Adjusted GAAP financial measures is included with this press release. All per share amounts are on a fully diluted basis. The quarterly amounts described below are unaudited, are reported in thousands of U.S. dollars, and are as of the dates indicated.

ABOUT MANITEX INTERNATIONAL

Manitex International is a leading provider of mobile truck cranes, industrial lifting solutions, aerial work platforms, construction equipment and rental solutions that serve general construction, crane companies, and heavy industry. The company engineers and manufactures its products in North America and Europe, distributing through independent dealers worldwide. Our brands include Manitex, PM, Oil & Steel, Valla, and Rabern Rentals.

FORWARD-LOOKING STATEMENTS

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release contains statements that are forward-looking in nature which express the beliefs and expectations of management including statements regarding the Company’s expected results of operations or liquidity; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “will,” “should,” “could,” and similar expressions. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These factors and additional information are discussed in the Company’s filings with the Securities and Exchange Commission and statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

IR CONTACT

Paul Bartolai or Noel Ryan

MNTX@val-adv.com

MANITEX INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

(Unaudited)

	March 31, 2023	December 31, 2022
ASSETS
Current assets
Cash	$9,927	$7,973
Cash – restricted	208	217
Trade receivables (net)	43,395	43,856
Other receivables	1,742	1,750
Related party receivables (net)	66	—
Inventory (net)	79,051	69,801
Prepaid expense and other current assets	3,504	3,832
Assets held for sale	75	75

Total current assets	137,968	127,504

Total fixed assets, net of accumulated depreciation of $24,423 and $22,441 at March 31, 2023 and December 31, 2022, respectively	51,849	51,697
Operating lease assets	7,954	5,667
Intangible assets (net)	13,877	14,367
Goodwill	37,164	36,916
Deferred tax assets	452	452

Total assets	$249,264	$236,603

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$49,256	$45,682
Accrued expenses	13,052	12,379
Related party payables (net)	—	60
Notes payable	21,237	22,666
Current portion of finance lease obligations	532	509
Current portion of operating lease obligations	2,134	1,758
Customer deposits	2,732	3,407

Total current liabilities	88,943	86,461

Long-term liabilities
Revolving term credit facilities (net)	49,190	41,479
Notes payable (net)	21,970	22,261
Finance lease obligations (net of current portion)	3,239	3,382
Operating lease obligations (net of current portion)	5,820	3,909
Deferred gain on sale of property	407	427
Deferred tax liability	4,781	5,151
Other long-term liabilities	5,580	5,572

Total long-term liabilities	90,987	82,181

Total liabilities	179,930	168,642

Commitments and contingencies
Equity
Preferred Stock—Authorized 150,000 shares, no shares issued or outstanding at March 31, 2023 and December 31, 2022	—	—
Common Stock—no par value 25,000,000 shares authorized, 20,161,811 and 20,107,014 shares issued and outstanding at March 31, 2023 and December 31, 2022, respectively	133,659	133,289
Paid-in capital	4,622	4,266
Retained deficit	(73,285)	(73,338)
Accumulated other comprehensive loss	(5,149)	(5,822)

Equity attributable to shareholders of Manitex International	59,847	58,395
Equity attributed to noncontrolling interest	9,487	9,566

Total equity	69,334	67,961

Total liabilities and equity	$249,264	$236,603

MANITEX INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for share and per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2023	2022
Net revenues	$67,871	$60,420
Cost of sales	53,461	50,295

Gross profit	14,410	10,125
Operating expenses
Research and development costs	814	716
Selling, general and administrative expenses	11,031	8,759

Total operating expenses	11,845	9,475

Operating income (loss)	2,565	650
Other income (expense)
Interest expense	(1,765)	(505)
Interest income	—	2
Foreign currency transaction gain (loss)	(55)	(49)
Other income (expense)	(758)	264

Total other income (expense)	(2,578)	(288)

Income (loss) before income taxes	(13)	362
Income tax expense	13	132

Net income (loss)	$(26)	$230

Net income (loss) attributable to noncontrolling interest	(79)	—

Net income attributable to shareholders of Manitex International, Inc.	$53	$230

Income (loss) per share
Basic	$—	$0.01
Diluted	$—	$0.01
Weighted average common shares outstanding
Basic	20,122,054	19,961,785
Diluted	20,122,054	20,014,180

Net Sales and Gross Margin
	Three Months Ended
	March 31, 2023		December 31, 2022		March 31, 2022
	As Reported	As Adjusted	As Reported	As Adjusted	As Reported	As Adjusted
Net sales	$67,871	$67,871	$78,820	$78,820	$60,420	$60,420
% change Vs Q4 2022	(13.9%)	(13.9%)
% change Vs Q1 2022	12.3%	12.3%
Gross margin	14,410	14,257	15,183	15,355	10,125	10,125
Gross margin % of net sales	21.2%	21.0%	19.3%	19.5%	16.8%	16.8%

Backlog
	Mar 31, 2023	Dec 31, 2022	Sept 30, 2022	June 30, 2022	Mar 31, 2022
Backlog from continuing operations	$238,096	$230,206	$207,032	$213,810	$205,682
Change Versus Current Period		3.4%	15.0%	11.4%	15.8%

Backlog is defined as orders for equipment which have not yet shipped as well as orders by foreign subsidiaries for international deliveries. The disclosure of backlog aids in the analysis the Company’s customers’ demand for product, as well as the ability of the Company to meet that demand.

Backlog is not necessarily indicative of sales to be recognized in a specified future period.

Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income

	Three Months Ended
	March 31, 2023	December 31, 2022	March 31, 2022
Net income (loss)	$(26)	$659	$230
Adjustments, including net tax impact	1,436	1,332	713
Adjusted net income (loss)	$1,410	$1,991	$943
Weighted diluted shares outstanding	20,122,054	20,103,398	20,014,180
Diluted earnings (loss) per share as reported	$—	$0.04	$0.01
Total EPS effect	$0.07	$0.06	$0.04
Adjusted diluted earnings (loss) per share	$0.07	$0.10	$0.05

Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA

	Three Months Ended
	March 31, 2023	December 31, 2022	March31, 2022
Net Income (loss)	$(26)	$659	$230
Interest expense	1,765	1,655	505
Tax expense	13	1,544	132
Depreciation and amortization expense	3,052	2,885	1,145

EBITDA	$4,804	$6,743	$2,012
Adjustments:
Stock compensation	$766	$633	$232
Pension settlement	487	—	—
Litigation / legal settlement	324	178	318
FX	55	376	49
Severance / restructuring costs	—	108	29
Gain on sale of building	—	(16)	—
Rabern transaction costs	—	—	314
Valla Earnout	—	—	(202)
Other	(153)	107	(27)

Total Adjustments	$1,479	$1,386	$713

Adjusted EBITDA	$6,283	$8,129	$2,725

Adjusted EBITDA as % of sales	9.3%	10.3%	4.5%

Net Debt
	March 31, 2023	December 31, 2022	March 31, 2022
Total cash & cash equivalents	$10,135	$8,190	$15,745
Notes payable - short term	$21,237	$22,666	$20,388
Current portion of finance leases	532	509	450
Notes payable - long term	21,970	22,261	9,939
Finance lease obligations - LT	3,239	3,382	3,775
Revolver, net	49,190	41,479	12,730

Total debt	$96,168	$90,297	$47,282

Net debt	$86,033	$82,107	$31,537

Net debt is calculated using the Consolidated Balance Sheet amounts for current and long-term portion of long-term debt, capital lease obligations, notes payable, and revolving credit facilities minus cash and cash equivalents.